EXHIBIT 2


                                   CERTIFICATE
                                       OF
                             RIGHTS AND PREFERENCES
                                       OF
                       CLASS A CONVERTIBLE PREFERRED STOCK
                                       OF
                            MINNESOTA BREWING COMPANY


         The undersigned, being the President of Minnesota Brewing Company, a Minnesota corporation (the "Corporation"), hereby certifies that (a) the following resolution was duly adopted on March 29, 1999 by the Board of Directors of the Corporation, acting pursuant to the provisions of Section 302A.401, subdivision 3 of the Minnesota Business Corporation Act for the purposes of establishing a separate series of the Corporation's authorized preferred stock and fixing the relative rights and preferences of such series of preferred stock, and (b) such resolution has not been subsequently modified or rescinded:

         RESOLVED, that 700,000 shares of this Corporation's undesignated stock shall be designated as "Class A Convertible Preferred Stock" and the rights, preferences, privileges and restrictions granted to or imposed upon the Class A Convertible Preferred Stock are as follows:

         1. DIVIDENDS.

         (a) The holders of the Class A Convertible Preferred Stock shall be entitled to receive cumulative dividends of 9% per annum payable quarterly, beginning on January 1, 1999. The Company shall pay cash dividends within thirty days of the end of each quarter. If, for any reason, the Corporation is unable to pay any dividend when due, the dividend will accrue until paid in full.

         (b) In the event the Corporation shall declare a distribution (other than any distribution described in Section 2) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Class A Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Class A Convertible Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Class A Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

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         2. LIQUIDATION PREFERENCE.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Class A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $2.50 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared but unpaid dividends on such share for each share of Class A Convertible Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Class A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Class A Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

         (b) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the payment in full of the liquidation preferences with respect to the Class A Convertible Preferred Stock as provided in subparagraph (a) of this Section 2 and the Corporation's Articles of Incorporation, the holders of the Common Stock shall be entitled to receive an amount per share equal to their paid-in capital for such shares divided by the number of shares of Common Stock outstanding; and thereafter the holders of Common Stock shall be entitled to receive the entire remaining assets and funds of the Corporation legally available for distribution, such assets and funds to be distributed among such holders in proportion to the shares then held by them on an as-if and fully converted basis provided, however, that the holders of the Class A Convertible Preferred Stock shall not have the right to participate in any such distribution under this subparagraph (b) of this Section 2 unless they first waive, in writing, the right to receive the amounts that would be due them as their liquidation preference under this subparagraph (a) of this Section 2.

         (c) For purposes of this Section 2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) in which the shareholders of the Corporation immediately prior to the transaction described above hold less than fifty percent (50%) of the combined entity, or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Class A Convertible Preferred Stock and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Section 2(d) below) the amounts and in the order of priority as specified in Sections 2(a) and 2(b) above.

         (d) Whenever the distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities


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or other property as determined in good faith by the Board of Directors.

         3. VOTING RIGHTS.

         In addition to the rights provided herein, each holder of shares of the Class A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Class A Convertible Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Class A Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

         4. CONVERSION.

         The holders of the Class A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) RIGHT TO CONVERT. Each share of Class A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after April 1, 1999, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as are determined by dividing $2.50 by $2.50 (the "Conversion Price"). The Class A Conversion Price is herein sometimes referred to as the "Conversion Price."

         (b) MECHANICS OF CONVERSION. Before any holder of Class A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Class A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (c) ADJUSTMENTS TO CONVERSION PRICES FOR STOCK DIVIDENDS AND FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that this Corporation at any time or from time to time


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after the original issuance date of the Class A Preferred Stock shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for the Class A Convertible Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

         (d) ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of the Class A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or assets, whether by capital reorganization, reclassification, consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all its assets to another corporation, or otherwise (other than a subdivision or combination of shares provided for in Section 4(c) above), then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Class A Convertible Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of Class A Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon the conversion of Class A Convertible Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all dividends unpaid and accumulated or accrued thereon to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of Class A Convertible Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price and of the number of shares receivable upon the conversion of Class A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Class A Convertible Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the holders of Class A Convertible Preferred Stock, at the last addresses of such holders appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions,


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such holder may be entitled to receive.

         (e) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Class A Convertible Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class A Convertible Preferred Stock, furnish or cause to be furnished to such holder of Class A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustments, (ii) the Conversion Price for such series of Class A Convertible Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Class A Convertible Preferred Stock.

         (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Corporation's Articles of Incorporation.

         (g) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Class A Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Class A Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional shares. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion.

         (h) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Class A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.


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


         5. REDEMPTION.

         (a) OPTIONAL REDEMPTION PRIOR TO APRIL 1, 2001. Commencing on April 1, 1999, on not less than thirty (30) days prior written notice, the Corporation shall have the option to redeem the Class A Convertible Preferred Stock at a redemption price of $2.50 per share, if the last sale price for the Company's Common Stock equals or exceeds 160% of the Conversion Price for ten (10) consecutive trading days within the ten calendar days of the date of call.

         (b) OPTIONAL REDEMPTION ON OR AFTER APRIL 1, 2001. The Corporation shall also have the option to redeem the Class A Convertible Preferred in whole or in part at a price of $2.50 on or after April 1, 2001. Any redemption pursuant to this Section 5 (b) shall be pro rata among all remaining preferred stockholders based upon their holdings on the date of call.

         (c) MECHANICS OF REDEMPTION. If the Corporation desires to exercise its right to redeem the Class A Convertible Preferred Stock, it shall mail a notice of redemption to each of the holders of the Class A Convertible Preferred Stock, first class, postage prepaid, not later than the thirtieth day before the date fixed for redemption, at their last address as shall appear on the records of the Corporation. Any notice mailed in this manner shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

         (d) NOTICE OF REDEMPTION. The notice of redemption shall specify (i) the redemption price, (ii) the date fixed for redemption (the "Redemption Date"), (iii) the place where the Class A Convertible Preferred Certificates shall be delivered and the redemption price paid, and (iv) the right to convert the shares of the Class A Convertible Preferred Stock into the Corporation's Common Stock shall terminate at 5:00 pm (Minneapolis time) on the business day immediately preceding the date fixed for redemption. No failure to mail such notice nor any defect therein or in the mailing shall affect the validity of the proceedings for such redemption except as to a holder (a) to whom notice was not mailed or (b) whose notice was defective. An affidavit of the Secretary of the Corporation that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

         (e) TERMINATION OF CONVERSION RIGHTS. Any right to convert any share of Class A Convertible Preferred Stock into Common Stock of the Corporation that has been called for redemption shall terminate at 5:00 p.m. (Minneapolis time) on the business day immediately preceding the Redemption Date. On and after the Redemption Date, holders of the redeemed Class A Convertible Preferred Stock shall have no further rights except as to receive, upon surrender of the redeemed Class A Convertible Preferred Stock, the Redemption Price.

         (f) PAYMENT OF REDEMPTION PRICE. From and after the date specified for redemption, the Corporation shall, at the place specified in the notice of redemption, upon presentation and surrender to the Corporation by or on behalf of the holder of any shares of Class A Convertible Preferred Stock to


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be redeemed, deliver, or cause to be delivered to, or upon the written order of such holder a sum in cash equal to the Redemption Price for each such share of Class A Convertible Preferred Stock. From and after the date fixed for such redemption and upon the deposit or setting aside by the Corporation of a sum sufficient to redeem all of the shares of Class A Convertible Preferred Stock called for redemption, such shares of Class A Convertible Preferred Stock shall expire and become void and all rights hereunder, except the right to receive the Redemption Price, shall cease.

         6. AMENDMENT

         This Certificate of Rights and Preferences may not be amended without the consent of the holders of a majority of Class A Convertible Preferred Stock.



                                        MINNESOTA BREWING COMPANY

                                        By:
                                            ------------------------------------
                                        Its: President


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